Exhibit 10.9

January 9, 2012

Mr. Steve Bigelow

Dear Steve:

Easton-Bell Sports, Inc. (the “Company”) has determined that, given the nature of your position, the interests of the Company will be best served by providing you the assurance of separation benefits, as described below, in the event that your employment is terminated by the Company other than for cause. Therefore, the purpose of this letter is to confirm the agreement between you and the Company concerning termination of your employment and certain ancillary matters, as follows and is hereafter referred to as “Agreement”:

1.	Term of this Agreement: Subject to earlier termination as hereafter provided, this Agreement is for a period of two (2) years beginning January 1, 2012 and ending December 31, 2014. However, after the initial two year period, this Agreement shall continue from year to year, herein referred to as “Evergreen” continuation.

a.	Title and reporting: Your title of President, Bell Sports may only be adjusted or changed with your consent, and you may decline such title change unless such change is a clear promotion in title and responsibility.

2.	Compensation during the Term of the Agreement: Your base salary, bonus percentage, housing subsidy and automobile allowance may be increased but not decreased during the initial Term of the Agreement. Housing subsidy is only payable while you are assigned and required to work in a California location of the Company. Currently such amounts are as follows:

a.	Base Annual Salary-$360,000

b.	Bonus Opportunity Percentage-75%

c.	Housing Subsidy- $100,000 (Which includes value of gross-up)

d.	Participation in the Easton-Bell Sports, LLC Equity Incentive Plan (“the Plan”): is subject to the terms and conditions of that plan and nothing contained herein will change the terms and conditions of the Plan.

3.	Separation Benefits. If your employment is terminated by the Company other than for Cause, as defined below, the Company will provide you the following separation payments and other benefits in exchange for periodic consulting to the Company (in the aggregate, the “Separation Benefits”), provided that you satisfy the conditions set forth in this Agreement

(a)	The Company will provide you Separation pay, at the same rate as that of your base salary on the date your employment terminates (the “Termination Date”), for the period of Eighteen months (18 months) following the Termination Date (the “Separation Pay Period). Such rate to include base pay, housing and automobile allowances. Separation pay will be provided you in the form of salary continuation in accordance with the Company’s normal payroll practices, but not less than eight days following receipt of your signed release of claims and subject to the Timing requirements of this Agreement. The Housing Subsidy payment shall not, however, continue after the date of move to a different location as it is only payable while residing in the State of CA.

(b)	Timing of Payments: Notwithstanding anything to the contrary in this Agreement, if at the time of Separation, you are a “specified employee” as defined within the meaning of Treasury regulations such payments will be made in a manner and time consistent to comply with sections 409A and 404 (c). The Company reserves the right to change this language than at the time it changes all employment Agreements and contracts for compliance with Section 409A and 404(c) or at other dates from time to time as necessary to comply with securities, tax and treasury regulations.

(c) Provided that you and your eligible dependents, if any, exercise your rights to continue participation in the Company’s group health and dental plans in a timely manner under the federal law known as “COBRA,” the Company will pay the premium cost of your participation and that of your eligible dependents in those plans from the Termination Date until the earliest to occur of (i) the last day of the Separation Pay Period, (ii) the date you become eligible to enroll in the health and/or dental plan of another employer or (iii) the date you or any of your dependents otherwise ceases to be eligible to continue participation in these Company plans under COBRA. You agree to notify the Company promptly if you become eligible to enroll in the health or dental plan of another employer or if you or any of your dependents otherwise ceases to be eligible for continued coverage under COBRA. After the Company’s contributions end, you may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus a small administrative fee. All requirements under federal COBRA laws and tax laws will be followed by the Company in the administration of your health benefits.

(d) The Company’s responsibility and your obligations for payment of Bonus in 2012 is stated in Exhibit B to this Agreement. In succeeding years, the Company will pay you a pro-rated annual bonus for the final year in which the Termination Date occurs. The bonus will be determined by multiplying the annual bonus you would have received had you continued employment through the last day of that fiscal year by a fraction, the numerator of which is the number of days you were employed during the fiscal year, through the Termination Date, and the denominator of which is 365. The pro-rated bonus will be payable at the time annual bonuses are paid to Company executives generally under its bonus plan. Such payout would be subject to all other terms and metrics of the plan.

(e) In addition to the pro-rated annual bonus to be provided under Section 1(c) immediately above, in the event that the Termination Date occurs prior to the date on which payment is made of annual bonuses for the immediately preceding fiscal year, you will be paid that annual bonus on the later of the date annual bonuses for that preceding fiscal year are paid to Company executives generally and the payday on which the first payment is made under Section 1(a) of this Agreement.

(f) At your option, the Company will relocate your household goods and up to two automobiles from The Scotts Valley-Santa Cruz, CA region to the Dallas-Fort Worth, TX Metroplex. This option is available for up to twelve months past your effective Separation Date.

Note that your Housing Subsidy will terminate upon the relocation of your household goods to TX, as such subsidy is only payable while residing in the state of CA.

(g) In addition to the Separation benefits described above you will receive any payment due for base salary for the final payroll period of your employment through the Termination Date, and pay, at your final base salary rate, for any vacation you have earned but not used as of the Termination Date and reimbursement of any business expenses incurred on or before the Termination Date which are eligible for reimbursement under Company policies then in effect and are submitted by you with required documentation and substantiation no later than sixty (60) days following the Termination Date.

(h) Except for any right you and your eligible dependents, if any, have to continue participation in the Company’s group health and dental plans under COBRA following termination of your employment, your participation in Company benefit plans will terminate on the Termination Date in accordance with the terms thereof and will not continue while you are a paid consultant to the Company.

(i) (intentionally not included for purposes of clarity)

(j) As previously outlined above any equity in Easton-Bell Sports, LLC that you hold on the Termination Date shall be governed by the terms of the Unit Certificate, the Plan and the LLC Agreement, as applicable.

4. Conditions to Separation Benefit Eligibility. In order to be eligible to receive the Separation Benefits, you must meet all of the following conditions:

(a) In May, 2012, you and the Company will meet to determine how the operation of the brands ( Bell and Giro) in their separate manner is succeeding. At that time you may voluntarily elect to leave and receive separation benefits as defined herein.

(b) Between May 31 and December 31, 2012, you may resign and receive Separation Benefits, provided you transition your role as directed by the President & CEO and provide no less than 90 days notice. (c) After December 31, 2012, in order to receive the Separation Benefits defined herein your employment must be terminated by the Company for a reason other than for Cause. A termination of employment by the Company for Cause or such a termination resulting from death or from disability (meaning termination as a result of your being unable to perform the essential functions of your job with or without accommodation after exhaustion of any leave to which you are entitled or which is otherwise granted you by the Company voluntarily) or any resignation by you of your employment shall not qualify you for Separation Benefits, except as specifically provided for in (a) above for 2012, where your resignation will still result in payment of Separation Benefits.

(c) Following the Termination Date, in order to receive any Separation Benefits, you must sign and return in a timely and effective release of claims in the form that is attached to this Agreement as Exhibit A (the “Release”). The Release creates legally binding obligations and the Company advises you to seek the advice of an attorney before signing it.

(d) You must comply meet in full your obligations under this Agreement during your employment and thereafter, in accordance with its terms.

(e) The Executive may terminate his employment hereunder for Good Reason upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events:

(i) the material breach of this Agreement by the Company which is not cured, if curable, within twenty (20) days after written notice to the Company specifying in reasonable detail the nature of such breach;

(ii) a material diminution of any of the Executive’s significant duties or the assignment to the Executive of material duties inconsistent with his position

(iii) any reduction in or failure to pay the Base Salary or any failure to pay any Annual Bonus to which the Executive is entitled hereunder or any failure to provide benefits in accordance with this Agreement or any material failure to provide Executive Perquisites in accordance with this Agreement, in each case only after the Company has been given an opportunity, and has failed, to cure any such event within twenty (20) days following the Executive’s written notice to the Company specifying in reasonable detail the nature of the reduction or failure;

(iv) any relocation of the Executive’s primary worksite to a site that is more than thirty-five (35) miles from the Executive’s current office location (Scotts Valley, CA) without agreement by the Executive

(v) subjection of the Executive to a working environment sufficiently hostile or otherwise adverse as to satisfy the general legal standard for a constructive discharge, provided that the Executive provides the Company written notice specifying in reasonable detail the circumstances rendering the working environment hostile or otherwise adverse and the Company fails within twenty (20) days of that notice to take remedial action to mitigate those circumstances. Note: The Executive may in writing waive a breach of one portion of the Agreement on a voluntary basis for a specified period of time without invalidating the Separation Benefits for other breaches. For example, an Executive may agree to a voluntary reduction in pay for a temporary period without invalidating any other provision of the Agreement.

5. Employee’s Ancillary Covenants. It is acknowledged and agreed that the following covenants, which shall apply throughout your employment and following its termination (regardless of how it occurs) are ancillary to this Agreement between you and the Company with respect to your Separation benefits:

(a) Confidential Information. You agree that the Company and its Affiliates (as defined below) continually develop Confidential Information (as defined below); that you have developed and may hereafter develop Confidential Information for the Company and its Affiliates; and that you have learned and may learn hereafter of Confidential Information during the course of employment. You agree to comply with the policies and procedures of the

Company and its Affiliates for protecting Confidential Information and agree not to disclose to any Person or use any Confidential Information that you have obtained or obtain hereafter incident to your employment or any other associations with the Company or any of its Affiliates, other than as required for the proper performance of your regular duties and responsibilities to the Company and its Immediate Affiliates or as required by applicable law or legal process after notice to the Company and a reasonable opportunity for the Company to see protection of the Confidential Information prior to its disclosure. You agree that these restrictions shall continue to apply after your employment terminates, regardless of the reason for termination. The confidentiality obligation under this Section 4(a) does not apply, however, to information that is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on your part or that of any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates (without regard to the reason for termination) or at such earlier time or times as the Company may specify, all Documents and other property of the Company and its Affiliates then in your possession or control.

(c) Restricted Activities. You acknowledge the importance to the Company and its Immediate Affiliates of protecting their trade secrets, other Confidential Information and goodwill that they have developed or acquired and which they shall continue to develop and acquire while your employment continues. Further, in addition to assurances of Separation Benefits in accordance with this Agreement, the Company agrees, in consideration of your acceptance of the restrictions set forth below, to grant you access to trade secrets and other Confidential Information of the Company and its Immediate Affiliates as well as to their valuable relationships with employees and others. You in turn acknowledge and agree that the restrictions on your activities during and after your employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Immediate Affiliates:

(i) You agree that, during your employment with the Company and, you will not, directly or indirectly, alone or in association with others, anywhere in the United States where the Company or any of its Immediate Affiliates is doing or actively planning to do business, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through equity ownership or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the business of the Company or any of its Immediate Affiliates (a “Competitor”), except that nothing contained in this Agreement shall prevent your wholly passive ownership of five percent (5%) or less of the equity securities of any Competitor that is a publicly-traded company.

(ii) You agree that for the period of Eighteen (18) months immediately following the Termination Date, however it occurs, you will be considered a paid consultant to our Company and will therefore not do substantially the same or similar work as you did prior to Termination, as either an employee or consultant with a company that directly competes in our cycling and snow businesses including but not limited to : Doral Industries, Specialized, Trek, Smith or Burton. Topeak, Mavic, Avenir.

(iii) You agree that, during your employment with the Company and for the period of Eighteen (18) months immediately following the Termination Date, however it occurs, you will be considered a consultant to our Company and will therefore not, directly or indirectly, hire or otherwise engage to provide services or attempt to hire or so engage, any employee or independent contractor providing services to the Company or any of its Immediate Affiliates; assist in such hiring or engagement by any other person or entity; or encourage any employee or independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish his or her relationship with the Company or such Immediate Affiliate. For purposes of this Agreement, an “employee” means any person who was employed by, or had an offer of employment from, the Company or any of its Immediate Affiliates on the Termination Date or at any time during the preceding six months and an “independent contractor” means any person otherwise providing services to the Company or any of its Immediate Affiliates on the Termination Date or at any time during the preceding six months.

(iii) You agree that, during your employment with the Company and for the period of Eighteen (18) months immediately following the Termination Date, however it occurs, you will not, directly or indirectly, solicit or encourage any customer or other Person doing business with the Company or any of its Immediate Affiliates to terminate or diminish its relationship with the Company or any of its Immediate Affiliates; provided, however, that, after termination of your employment with the Company, these restrictions shall apply only with respect to those customers and other Persons doing business with the Company or any of its Immediate Affiliates on the Termination Date or at any time during the preceding six (6) months whom you know or reasonably should know is a customer or otherwise doing business with the Company or any of its Immediate Affiliates.

(d) Enforcement of Covenants. You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section. You agree without reservation that each of the restraints contained here is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Immediate Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by these restraints. You also acknowledge that if you were to breach any of the covenants contained in this Section, the damage to the Company and its Immediate Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of these covenants. You and the Company also agree that, in the event any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

6. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

7. Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b) Termination by the Company for “Cause” shall mean only (i) your refusal or willful failure to perform, or serious negligence in the performance of, your duties and responsibilities for the Company which remains uncured, continues or recurs after ten (10) business days’ notice from the Company describing in reasonable detail the nature of the refusal, failure or neglect; (ii) your material breach of breach of this Agreement or of any fiduciary duty or duty of loyalty owed to the Company or any of its Immediate Affiliates; (iii) fraud or other material dishonesty with respect to the Company or any of its Immediate Affiliates (meaning its direct and indirect parents and subsidiaries and its parents other direct and indirect subsidiaries); or (iv) other conduct that is, or could reasonably be expected to be, materially harmful to the business interests or reputation of the Company or any of its Immediate Affiliates.

(c) “Confidential Information” means any and all information of the Company and its Immediate Affiliates that is not generally known by those with whom the Company or any of its Immediate Affiliates competes or does business, or with whom the Company or any of its Immediate Affiliates plans to compete or do business, including without limitation

(i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Immediate Affiliates,

(ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Immediate Affiliates,

(iii) their costs and sources of supply,

(iv) the identity and special needs of the customers and prospective customers of the Company and its Immediate Affiliates and

(v) the employees and other Persons with whom the Company and its Immediate Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, employees or others with any understanding, express or implied, that the information would not be disclosed.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Immediate Affiliates.

(e) “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Immediate Affiliates, together with all services provided or planned by the Company or any of its Immediate Affiliates, during your employment.

8. Miscellaneous. This is the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be modified or amended, and no breach shall be treated as being waived, unless in writing and signed by you and an expressly authorized representative of the Company. Provisions of this Agreement shall survive any termination if so provided here or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Company in the event of a termination of your employment by the Company other than for Cause and your obligations stated herein. The headings of this Agreement are only for convenience and are not part of this Agreement. This Agreement is a contract for the provision of Separation benefits in accordance with its terms and is not intended, and shall not be interpreted, to restrict your right or that of the Company to terminate your employment relationship with the Company. Nor does this Agreement in any way restrict the Company’s alteration of any of the terms or conditions of your employment, other than as expressly provided herein.

9. Severability: If any portion of this Agreement shall be to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the the remained of this Agreement, or the application of such portion of provision in circumstances other than those as to which is so declared illegal or unenforceable, shall not be affected thereby and each portion and provision of the Agreement shall be valid and enforceable to the fullest extent of the law possible. This is a Texas contract and shall be governed and construed in accordance with the laws of the State of Texas.

10. Disputes: In the event of disputes under this Agreement, both you and the Company agree to submit such disputes to binding arbitration. The Arbitrator to be jointly selected from a list of Arbitrators who are members of the American Arbitration Association and who perform such services within a 50 mile range of Dallas, TX The prevailing party’s costs will be assumed by the non-prevailing party.

If the terms of this Agreement are acceptable to you, please so indicate by signing and returning the original of this letter to me within ten (10) business days of its date. The second copy is for your records.

Sincerely,
EASTON-BELL SPORTS, INC.

/s/ Jackelyn E. Werblo

Jackelyn E. Werblo
Senior Vice President- Human Resources

/s/ Steve Bigelow
Steve Bigelow

1/9/12
Date

Exhibit A

RELEASE OF CLAIMS

4.

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Easton-Bell Sports, Inc. (the “Company”) dated on or about January 9, 2012 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, Steve Bigelow, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, from the beginning of time, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement to the Company (jointly, “Company Releasees”) from the all claims debts, liabilities, demands, obligations, promises, acts, agreements, contracts, losses, suits, indemnities, duties, costs and expense (including but not limited to attorneys’ fees, damages, actions and causes of action of whatsoever kind or nature), and all rights or claims regarding Employee’s employment with the Company. This shall include but not be limited to a release of any rights or claims arising under any state or federal statute or common law regulating or affecting employment including the California Fair Employment and Housing Act [which prohibits discrimination and harassment in employment based on race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sex, sexual harassment, age, sexual orientation, or retaliation]; Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991 [which prohibits discrimination in employment based on race, color, national origin, religion or sex or sexual harassment]; the Age Discrimination in Employment Act (ADEA); Executive Order 11246 [which prohibits age discrimination]; Sections 503 and 504 of the Rehabilitation Act of 1973 [which prohibits disability discrimination]; Labor Code Sections 1050 through 1054 [which prohibit attempts to prevent reemployment]; the Employee Retirement Income Security Act of 1974 (ERISA) [which prohibits wrongful denial of employee benefits]; California Labor Code Section 132a [which prohibits discrimination based on filing of workers’ compensation claim]; the Equal Pay Act [which prohibits paying men and women unequal pay for equal work]; The Americans with Disabilities Act (ADA) [which prohibits discrimination based on disability]; or any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state or local laws involving any tort, employment contract (express or implied), public policy, wrongful discharge, or any other claim, and prohibiting employment discrimination or restricting statutes, ordinances, or regulations, as well as all claims arising under Company’s right to hire, promote, discipline or terminate employees. Employee irrevocably unconditionally waives, releases and forever discharges Company Releasees from all State Labor Code claims and Fair Labor Standards Act (FLSA) claims (including, without limitation, claims for unpaid wages, bonuses, unpaid overtime compensation, meal period and rest breaks, interest, liquidated damages, penalties of any kind, as well as any claims for attorneys’ fees, Private Attorney General Act penalties, and costs related thereto) that Employee has or may have against Company Releasees whether known or unknown, arising out of, relating to, or resulting from any events occurring from inception of his employment until the execution of this Agreement.

Compliance with California Civil Code: Employee understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Employee under Section 1542 of the California Civil Code or any similar federal law or regulation are hereby expressly waived. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee certifies that he has read and understood this general release and Section 1542 and that he expressly waives any right or benefit available to him in any capacity under the provisions of Section 1542.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of the governing documents of its Immediate Affiliates (as defined in the Agreement).

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates. I also acknowledge that I have been advised by the Company in the Agreement to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Jackelyn Werblo, 6225 N. State Highway 161, Irving, TX 75038, or to such other address as the Company party may specify and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Date:
Steve Bigelow

(Balance of Page Intentionally Left Blank)

Exhibit B

2012 Bonus Addendum

The Company will guarantee 50% of your Bonus in 2012, payable regardless of whether you are employed or separated during 2012.

This will operate as follows:

1.	In the event The Company initiates your separation during 2012, you will receive 100% of your Bonus for 2012, payable at the time all bonuses are paid, without regard to achievement of metrics.

2.	If you initiate the Separation for any reason in 2012, before December 31, 2012, you will receive 50% of your bonus, regardless of achievement of metrics. Bonus payout will not increase above 50% if you initiate the Separation for any reason before December 31, 2012.

3.	If you remain employed by EBS in 2012, The Company will guarantee 50% of your Bonus in 2012, and the balance is based upon achievement of bonus metrics—so you may earn full bonus if metrics are achieved.

4.	For purposes of clarity, if you initiate a Separation on December 31, 2012, and the Company does not require a transition period you would not earn any pro-rata bonus in 2013.

Signed: /s/ Jackelyn E. Werblo on behalf of Easton-Bell Sports, Inc.	Date: 1/9/12

Signed: /s/ Steve Bigelow	Date: 1/9/12
Steve Bigelow